                                                          EXHIBIT 24(b)(9)(a)(i)


                                 THE KENT FUNDS
                                 P.O. BOX 182201
                            COLUMBUS, OHIO 43218-2201


May 1, 1997


BISYS Fund Services
   Limited Partnership
3435 Stelzer Road
Columbus, Ohio 43219
Attn:  J. David Huber

                  Re:   The Kent Funds (the "Trust")

Dear Mr. Huber:

         The Trust hereby requests, pursuant to the Administration Agreement dated August 5, 1996 ("Agreement") between BISYS Fund Services Limited Partnership ("BISYS LP") and the Trust, that BISYS LP perform for the following newly created portfolio of the Trust the services described in the Agreement. The compensation to be paid by such portfolio to BISYS LP for its services is the portfolio's pro rata share of the amount set forth below, subject to the annual minimum fee for such portfolio that is set forth below:

                                              COMPENSATION - ANNUAL FEE AS A
         PORTFOLIO                                PERCENTAGE OF THE TRUST'S
                                                  AVERAGE DAILY NET ASSETS

         The Kent Government             .185% of the Trust's average daily net assets up to $5 billion;
         Money Market Fund               .165% of the Trust's average daily net assets in excess of $5 billion up to $7.5 billion; .135% of the Trust's average daily net assets in excess of $7.5 billion; subject to an annual minimum fee for such portfolio of
                                         $45,000.

         Please acknowledge your consent to the above by signing and returning this letter to the Trust.

                                                 Very truly yours,

                                                 THE KENT FUNDS


                                                 By:  /s/ R. Jeffrey Young
                                                    ----------------------------

                                                 Title:   Vice President
                                                       -------------------------

Agreed to and Accepted:

BISYS FUND SERVICES LIMITED
   PARTNERSHIP

By: BISYS Fund Services, Inc.,
    General Partner


By:     /s/ George O. Martinez
   ------------------------------

Title:      Sr. Vice President
      ---------------------------